Ex. T3A.2
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNO RESTAURANT HOLDINGS CORPORATION

(a Delaware corporation)

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Uno Restaurant Holdings Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.           That the Corporation was originally incorporated on April 5, 2001, pursuant to the DGCL.

2.           Pursuant to Sections 242 and 245 of the DGCL, this Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3.           The text of the Certificate of Incorporation of the Corporation is hereby restated in its entirety to read as follows:

FIRST:                      The name of the Corporation is Uno Restaurant Holdings Corporation.

SECOND:                 The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware.  The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:                 The total number of shares of capital stock which the Corporation shall have authority to issue is 100, all of which shares shall be Common Stock having a par value of $0.01 per share.

Except as otherwise provided by law, the shares of capital stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the board of directors may from time to time determine.

FIFTH:                      In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.  Election of directors need not be by written ballot.

SIXTH:                      The number of directors of this Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the board of directors of the Corporation.

SEVENTH:               (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)           The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amended and Restated Certificate of Incorporation on this 22nd day of February, 2005.

By:         /s/ Paul W. MacPhail
     Paul W. MacPhail
     President and Chief Operating Officer